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Atmel Corporation used the following articles on May 18, 2007. Permission to use these articles was neither sought nor obtained.
* * *
A Fired Boss Seeks His Revenge
By Floyd Norris
Published: May 18, 2007
The New York Times
If a chief executive is fired for fraudulently taking travel money from the company, and then turns out to have been involved in backdating options grants, should his fellow shareholders let him pick new directors to replace those who ousted him?
That is the decision that owners of the Atmel Corporation, a Silicon Valley company, will make at a special shareholders meeting today in San Jose. A leading proxy advisory firm is giving some support to the fired executive’s effort, perhaps increasing his chances of winning.
The fired executive is George Perlegos, a co-founder of Atmel, a microprocessor company, and owner of more than 5 percent of its shares. The board acted last August, after an investigation ordered by the audit committee found that four top officials had been up to their necks in a travel scheme that allowed employees and friends to travel on company money, with some funds going into the pocket of the company employee who arranged the plan.
Mr. Perlegos, as chairman of the board, then called a special shareholders meeting to get rid of his opponents. The board tried to cancel the meeting, but a judge in Delaware, while finding that the board had had ample reason for the firing, ordered the meeting held.
Mr. Perlegos, who has since left the board, is not a candidate for director, but he is paying $50,000 to each of his candidates in return for their running.
He says that if his slate wins, it will choose a new chief executive. While that search is proceeding, Mr. Perlegos will be available to hold the job in the interim.
At the meeting, shareholders will vote on whether to oust each of the five directors who voted to fire Mr. Perlegos. And then they will vote on whether to elect the five men picked by Mr. Perlegos.
The leading proxy advisory firm, Institutional Shareholder Services, first said it would like to have two of Mr. Perlegos’s nominees elected, then cut that back to one. The firm said the board had overpaid Mr. Perlegos and had done a poor job when he was running the company.
While I.S.S. does not condone Mr. Perlegos’s past, it distinguishes between the message and the messenger, I.S.S. explained this week. “We believe that the addition of one dissident nominee would provide the much-needed independent oversight and send a strong message to the board to exercise due care in providing management oversight.”

The opposite argument could easily be made. The message could be that directors should avoid offending an executive with a big stock position, no matter what that executive had done.
I.S.S. is backing the election of Brian S. Bean, an investment banker, over Chaiho Kim, a business professor at Santa Clara University.
The proxy firm initially said it supported another of Mr. Perlegos’s nominees, Joseph F. Berardino, the former chief executive of Arthur Andersen, the accounting firm that failed under his leadership. But it later reversed course, saying that “further due diligence” found reason for concern.
Patrick McGurn, an executive vice president of I.S.S., told me that he had intervened to reverse the support for Mr. Berardino. Perhaps his colleagues did not know the story of Andersen’s demise.
In the election campaign, Mr. Perlegos has played down the ethical issues from his tenure. He has criticized the board for installing one of its members, Steven Laub, as chief executive, and called for the company to sell many of its operations, arguing that would make the company a pure play in microprocessors and drive up its stock price.
The incumbent board has promised to add two new independent directors at its annual meeting in a couple of months, and says it will sell off some operations. It points out the stock is up 20 percent since Mr. Perlegos was ousted.
David M. Sugishita, the current chairman, says Mr. Perlegos had resisted some of the same changes he now advocates.
Mr. Perlegos is spending nearly $6 million on this proxy fight, and while he would not agree to be interviewed, it appears that he was outraged that the board challenged him over a mere $170,000 in travel expenses.
He testified in the Delaware trial that it was proper for the company to pay for a business-class ticket to Asia for his 19-year-old son, who was not a company employee, because he visited some customers. Mr. Perlegos also emphasized that the board did not find that he benefited from the backdated options he authorized.
I.S.S. may be right that board oversight was lacking in the past. But it is hard to see how a victory for Mr. Perlegos’s candidates would lead to better corporate governance in the future.
* * *

Former CEO’s bid to regain control of Atmel likely to fail
Shareholders expected to vote on proposal Friday morning
By Mark Boslet
Mercury News
San Jose Mercury News
Article Launched:05/17/2007 05:24:29 PM PDT
Former Atmel Chief Executive George Perlegos appears unlikely to win back control of his company on Friday when his plan to replace five board members goes before shareholders.
Analysts and sources close to the proxy contest say Perlegos doesn’t appear to have convinced a majority of shareholders to support his five board nominees and their plan to restructure the San Jose chip maker.
Perlegos needs to win the support of 51 percent of all outstanding shares, a higher hurdle than at some shareholder meetings, where just 51 percent of shares attending can carry the day.
One harbinger of the outcome is the recommendation of three proxy advisory firms earlier this month: Institutional Shareholder Services, Glass Lewis and Proxy Governance. None of them recommended a full replacement of the board. Only one, Institutional Shareholder Services, supported the removal of one board member and the adoption of one of Perlegos’ five nominees.
The proxy advisory firms can sway institutional shareholders.
“I don’t think he will win,” says Robert Burleson, an analyst at Think Equity Partners. Investors appear to be supportive of management, especially since the company’s solid financial first quarter report on May 1, Burleson said. “That was another feather in their cap.”
He is not the only one predicting a company victory at Friday’s special shareholders’ meeting at a San Jose hotel. One source close to the proxy contest agreed it isn’t likely Perlegos will win a majority of shareholder votes. The prospects for the tally aren’t looking good, said another.
Perlegos’ inability to win investor support may be tied to the perception that his restructuring plan for the company isn’t a lot different than the one proposed by management. “There is no substantial difference between the management’s current strategy and that proposed by the dissident nominees,” stated Institutional Shareholder Services in its May report.
Perlegos, who was fired from the company last year for the alleged misuse of travel funds, owns 5.3 percent of Atmel’s stock. His brother Gust, who owns about 3 percent, was also fired. Analysts expect both will support the removal. But other major shareholders, such as Goldman Sachs Group with 12.7 percent of shares and Fidelity Management with 11 percent, will carry greater weight. A Goldman Sachs spokesman declined comment and a Fidelity spokeswoman could not be reached.
“My sense is he probably won’t win, said Edwin Mok, an analyst at Needham & Co. In fact, many investors just want to put the election, and the disruption it has caused, behind them, said Mok.

Atmel spokeswoman Barrett Golden declined to speculate on the outcome of the proxy vote. “We believe the vast majority of shareholders support the actions Atmel’s board and new management team are taking to restore ethics and integrity, and put Atmel on the right track,” she said.
Andrew Cole, a spokesman for Perlegos, said that “regardless of the outcome of the vote, we are confident that through this public dialogue, shareholders recognize that Atmel needs a focused strategy and strong board oversight to generate shareholder value, and we believe we’ve provided the right plan to do so.”